Exhibit 10.9

Verso Paper Management LP

November 1, 2006

Mr. L.H. Puckett

Dear Mr. Puckett:

Reference is made to that certain Limited Partnership Agreement (the “Partnership Agreement”) of Verso Paper Management LP (formerly known as CMP Management LP, the “Partnership”), dated as of November 1, 2006, by and among Verso Paper Investments LP, a Delaware limited partnership (formerly known as CMP Investments LP, “Verso Paper Investments”), as the General Partner and as a Limited Partner, and the Management Limited Partners, each as a Limited Partner (each as defined in the Partnership Agreement), entered into in connection with the acquisition of certain assets and liabilities pursuant to that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated as of June 4, 2006, by and among Verso Paper Investments, Verso Paper Holdings LLC, a Delaware limited liability company formerly known as CMP Holdings LLC, and International Paper Company, a New York corporation. Capitalized terms used but not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings ascribed to them in Article II of the Partnership Agreement.

This Letter Agreement sets forth the understanding between you and the Partnership regarding additional terms and conditions under which you will subscribe for and acquire from the Partnership, and the Partnership will issue and/or sell to you, certain Units in the amounts set forth on Exhibit A to the Partnership Agreement.

Notwithstanding anything to the contrary in the Partnership Agreement:

1. Definition of Applicable Percentage. For purposes of the Partnership Agreement, “Applicable Percentage” shall mean, subject to Section 8.3 and Section 8.4 of the Partnership Agreement, in the case of any Class B Unit held by you: (a) zero percent (0%) during the period commencing on the Sale Date and ending on the day before the first anniversary of the Sale Date; (b) fifty percent (50%) during the period commencing on the first anniversary of the Sale Date and ending on the day before the second (2nd) anniversary of the Sale Date; and (c) one hundred percent (100%) from and after the second (2nd) anniversary of the Sale Date. In addition, in the event of your Termination of Services is due to your death or Disability or in the event that your Services are terminated by the Partnership or its Subsidiaries without Cause at any time during the final six (6) months in any vesting year, the Applicable Percentage of your Class B Units shall include an additional pro-rata percentage determined on a quarterly basis and based on the number of completed quarters that have elapsed during such vesting year on or prior to the date of such Terminated Services.

2. Put Option. If you cease to provide Services for the benefit of the Partnership and its Subsidiaries for any reason (including, without limitation, due to your death), you or the legal representative of your estate, as applicable, shall have, for a period beginning on the date of such Termination of Services and ending on the later to occur of (a) the date that is two (2) months following the date of such Termination of Services or (b) the date that is eight (8) months following the date that you first acquired the applicable Units, the right (the “Put Right”) but not the obligation to sell to the Partnership, and the Partnership shall be required to purchase from you, on one occasion, all of the Class A Units then held by you, at a price per Unit equal to the lesser of Cost or Fair Market Value on the applicable repurchase date. Notwithstanding the foregoing, in no event shall the Partnership purchase any Units pursuant to the Put Right prior to the date that is six (6) months following the date that you first acquired such Units.

3. CEO Transition Vesting. If, prior to the end of the applicable vesting period, your Services are terminated by the Partnership or its Subsidiaries in connection with the hiring of a successor chief executive officer of the Business (as defined in the Purchase Agreement), (a) any Class B Units then held by you that are Unvested Units shall become vested as of the date of such termination of Services, and (b) any Class C Units then held by you that are Unvested Units shall continue to be eligible to become vested, following the date of such termination of Services, in accordance with the terms of the Partnership Agreement, as if such Services had not been terminated.

* * * * *

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the General Partner. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement (along with all other agreements referenced herein, including without limitation, the Partnership Agreement and the Purchase Agreement) in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you, the Partnership and all other interested parties. This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature page follows]

GENERAL PARTNER VERSO PAPER INVESTMENTS LP

By:
Name:
Title:

LIMITED PARTNER VERSO PAPER INVESTMENTS LP

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

L.H. Puckett